Exhibit 99.2

VIAVID communications simplified.

Ispire Technology, Inc.

First Quarter Fiscal Year 2025 Earnings Call

November 11, 2024

C O R P O R A T E P A R T I C I P A N T S

Michael Wang, Co-Chief Executive Officer

James McCormick, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Bo Pei, US Tiger Securities, Inc.

P R E S E N T A T I O N

Male Speaker

Hello everyone and welcome to today's conference call to discuss Ispire's financial results for the fiscal first of 2025 ended September 30, 2024.

At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. We will be facilitating a question-and-answer session following prepared remarks from the Company.

Joining us today are Mr. Michael Wang, the Company's co-CEO, and Mr. Jim McCormick, the Company's CFO. First, Mr. Wang will brief you on the Company's key highlights, and then Mr. McCormick will review the Company's financial results.

Before we begin, I would like to remind you that this conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than the statements of historical facts in this announcement are forward-looking statements. Forward-looking statements are based on estimates and assumptions made by the Company in terms of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are relevant. These forward-looking statements involve known and unknown risks and uncertainties, and many factors could cause the Company's actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Further information regarding this and other risk factors are included in the Company's filings with the SEC. The Company undertakes no obligation to update forward-looking statements to reflect subsequent or current events or circumstances, or to changes in its expectation, except as may be required by law.

I would now like to turn the call over to Mr. Michael Wang. Mr. Wang, please go ahead.

Michael Wang

Thank you, Operator, and thank you all for joining us this morning.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

For the quarter we have generated revenues of $39.3 million. This represents a decrease of $3.5 million or 8.2% from the same period of last year. This was partially impacted by delayed shipments as well as our careful and measured ramp-up in our global nicotine business. However, the number one driver for the decrease in revenue is due to the shift in our U.S. strategy.

As we reported previously, our U.S. hardware business is 100% from the cannabis industry. As all of you know, the key challenge facing this industry is cash flow, largely due to the Internal Revenue Code Section 280(e) under the General Act of banking services available to the industry. In the last two quarters, we have focused our U.S. business operations on enhancing our overall customer portfolio of high quality accounts and strong financial stability which we believe will ultimately lead to better bottom line for Ispire. In other words, we have focused more on the quality of customers and the quality of revenue rather than quantity. As a result, we saw a decrease in U.S. revenue from the same period last year. However, we also have started seeing strong fundamentals in our U.S. operations with notable improvements in gross margin, payment terms and accounts receivable management. We believe this approach focusing on gross margin, better payment terms and better accounts receivable will lead to a more sustainable long-term financial performance.

While out top line revenue saw a dip this quarter, we expect this dip to be temporary in nature and I am particularly pleased to report that fiscal first quarter 2025 delivered substantial improvements in our key profitability metrics. We achieved a notable 12.1% year-over-year increase in gross profit to $7.7 million and expanded our gross margin to 19.5% from 16% in the same period of the previous year. This is a significant step in the right direction and what is especially encouraging is that we were able to deliver high gross profit and a higher gross margin with lower revenue, which directly reflects the success of our strategic focus on high quality accounts and enhanced operational efficiency, including the improvements we are seeing through the use of our Malaysian facility. We believe these results validate the strategic initiatives we have taken as our innovative vaping technology and precision dosing solutions continue to resonate with consumers.

Our international expansion continues to build momentum, which is highlighted by our state-of-the-art Malaysian facility. This best-in-class asset continues to help drive margin expansion as we look to increase our global footprint in the international nicotine market while further driving down operating costs.

This quarter we continued to make significant progress through our joint venture with Berify and Chemular on creating a next-generation point-of-use age verification technology for e-cigarettes that will prevent youth access and improve user experience. As we have stated previously, this is a cutting edge vape hardware innovation using blockchain technology as we understand the critical need for safety and security in this industry. I am particularly excited to share that we will have our first discussion with the FDA regarding this transformative age-gating technology this Wednesday, that is November 13th. We look forward to updating investors on our (inaudible) meeting and continued advancement of this initiative.

We are also maintaining our strong regulatory posture as we recently submitted at PMTA application for a disposable end product for four flavors – again, four flavors. We are on track to submit a PMTA application for pod system in 2025 as we are close to finalizing the age-gating technology.

This is an important step for the Company as we aim to further capitalize on the approximately US$80 billion in the U.S. nicotine market. As we look ahead, we remain confident in our strategic direction and ability to capture these significant opportunities in front of us as we take the thoughtful approach to scaling our global nicotine business.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Additionally, subsequent to quarter end we announced the unveiling of our revolutionary I-80 vape filling machine at the Benzinga Cannabis Conference in Chicago in early October. The industry-changing machine will redefine production efficiency as it is able to fully fill and seal 4,000 0.5-gram vapor devices per hour. In contrast to current methods being used, the I-80 is up to 10 times faster than traditional systems and twice as fast as the current automated systems. The I-80 also eliminates the need for device capping which helps to boost overall workflow efficiency by up to 1000% compared to manual methods, and 100% over current automated systems.

Current users in the industry see the I-80 as a must-have device given the significant improvement in productivity and cost savings they are seeing. The I-80 fits in perfectly with our overall objective of being the world-leading provider of best-in-class vape technology and the precision dosing solutions.

Also, post quarter end we have expanded our global reach through landmark five-year master distributor agreement with ANDS for the Middle East and the North Africa region, and for the global duty-free markets. This partnership will enable us to bring our Hidden Hills Club nicotine portfolio to new markets, offering adult consumers innovative, harm-reduced alternatives to combustible cigarettes. We are confident that this collaboration will position Ispire for continued growth and success as we advance our mission of providing industry-leading vaping technology worldwide.

With that, I will turn the call over to our CFO, Jim McCormick, who will review and comment on our financial results.

James McCormick

Thank you, Michael.

I’d like to take this opportunity to summarize our key financial results for the fiscal first quarter 2025. In my comments I will refer to the fiscal first quarter 2025 as the three-months ended September 30, 2024. All comparisons are to the prior year ended September 30, 2023 unless otherwise stated.

As Michael mentioned, we achieved higher gross profit, improved margins, even with lower revenue. Overall, our total revenue for the fiscal first quarter decreased slightly to $39.3 million or by 8.2% compared to the same period last year. This revenue was driven by the following performance across our key regions.

European revenues of approximately $22 million in Q1 2025 increased by $2.1 million or 11% over the previous fiscal year. This was primarily as a result of increased sales of Aspire vaping products in the region.

In North America, Q1 2025 revenues of approximately $9.7 million represented a decrease of $8.1 million or 46% compared to the same period last year. The decline was driven by a decrease in cannabis-facing hardware sales in the U.S. as Michael mentioned previously.

Asia Pacific revenues were approximately $3.9 million, a decrease of $1.2 million compared to the same period last year.

For the Rest of World, revenues were $3.8 million, an increase of $3.7 million from the same period last year due to an increased level of sales in South Africa of $2.9 million.

During the three months ended September 30, 2024, our gross profit was approximately $7.7 million compared to approximately $6.8 million for the same period last year. Over this same period, our gross margin grew to 19.5% from 16%. The increase in gross profit and gross margin was primarily due to favorable changes in product mix with higher margin products being sold during the fiscal first quarter ended September 30, 2024.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Total operating expenses for the fiscal first quarter ended September 30, 2024 were approximately $12.9 million compared to approximately $7.7 million for the same period last year. This increase was primarily due to an increase in expenses to support the expanded business footprint in the areas of payroll, contract wages, sales and marketing, professional fees, as well as increased stock-based compensation. As a result of these activities, our net loss was $5.6 million or $0.10 a share compared to a net loss of $1.3 million or $0.02 for the fiscal first quarter ended September 30, 2023.

As of the end of the fiscal first quarter 2025, the Company’s cash position was $37.7 million with a working capital balance of $12.1 million. Net cash provided in operating activities was $3.6 million for the three-month period ended September 30, 2024, compared to $13.1 million used for operating activities in the same period last year.

Net cash provided by investing activities was $0.9 million compared to $0.8 million used in investing activities for the same period last year.

There was no cash used in financing activities in the first fiscal quarter compared to $0.7 million used for financing activities in the first fiscal quarter of 2024.

With that, this concludes the review of Ispire’s fiscal first quarter 2025 financial results. I will now turn the call back over to Michael.

Michael Wang

Thanks, Jim.

As we close this quarter, I am pleased that we have continued to make significant progress across our global business lines. While our revenues softened slightly due to the shift in U.S. strategy and the timing of shipments, we were still able to achieve major growth in our gross margin, reflecting the strength of our innovative product portfolio, our strategic focus on higher quality customer relationships, as well as the use of our state-of-the-art Malaysian facility and the efficient global operations.

We also reached an important milestone in our joint venture to develop transformative age-gating technology, securing a fast-tracked meeting with the FDA to discuss this critical industry initiative.

We remain committed to our operational excellence and profitability as we build on the momentum from the transformative fiscal year 2024. As we move forward into the second quarter of fiscal 2025, we are confident our strategic investments and continued innovation position us well for sustained profitable growth.

I would like to thank you all again for your time today and we look forward to sharing our continued progress in the quarters ahead. If you have any questions, please contact us through email at ir@ispiretechnology.com.

Operator, this completes our prepared remarks and we are now open to questions. Please go ahead.

Operator

We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touch-tone phone. If you are using a speaker phone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star, then two. At this time we will pause momentarily to assemble our roster.

The first question today comes from Bo Pei with US Tiger Securities. Please go ahead.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Bo Pei

Hi Micheal. Hi management. Thanks for taking my questions.

My first question is about the strategy shift in the U.S. market. Should we think about, I guess, the fiscal first quarter, does it look like a bottom in our U.S. revenue, meaning it will start to recover starting in the second quarter, or is it more like a longer period, in fact? Thank you.

Michael Wang

Bo, thank you. The U.S. cannabis related revenue, I would say the first quarter, meaning the last quarter reported, should bottom out. Our repositioning of this strategy really started the quarter before, so the recent quarter financials reflected the effect of that position. We strongly believe we have bottomed out as we have completely repositioned our U.S. strategy and shifted towards, let’s just say with our primary focus on the top 20 accounts. Certainly we are entertaining next tier, but the primary focus is the top 20 accounts. This is going to be much assisted by the introduction of the I-80 filling machine.

As I previously reported, all customers who have tested our self-sealing product line, that Ispire ONE line, really loved the hardware because of the efficiency, the simplicity involved in filling and packing the device. However, for the last six months we have been working on a higher capacity filling machine. The first generation machine had only one needle, so even though each device could be filled within 10 seconds, still you can only fill one device at a time. So we then moved to a three-needle machine that much improved the production efficiency. Finally, we launched the 80-needle machine, hence the name I-80.

So, with 80 needles filling 80 devices on a single tray in 2 minutes, you can just imagine how fast that whole process is, especially without the need for capping the device. So, after we launched it, certainly it sped up our conversations and negotiations with several MSOs and the large accounts that had been waiting for this machine for a while.

So, on one hand, prior MSO, our large accounts have accelerated their reordering and additionally with the new accounts signing up we strongly believe in the coming few quarters revenue on the U.S. side will only increase. Bo?

Bo Pei

Thank you, Michael. That’s helpful, and good to hear that.

My second question is, with the shift in the strategy in the U.S., do you still expect total revenue to grow in the 2025 fiscal year? Maybe can you talk about the total revenue and also the U.S. revenue?

Michael Wang

Yes. For overall revenue we are still very optimistic about the year. Even though the first quarter saw a dip, we are very, very confident that the full year results will still be very encouraging in terms of a growth rate. Of course we are striving to grow at the same pace as last year and we are confident with this endeavor.

Specifically to the U.S., U.S. revenue I think given three quarters to go still in the year, we are of course striving to meet or exceed last fiscal year. But overall, our global revenue should come more from our global nicotine initiatives. Bo?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Bo Pei

Got it. Then, the gross profit margin, I mean on total revenue actually grew a little bit sequentially from fiscal fourth quarter 2024, but gross margin declined quite a bit from 27%, 28% to less than 20%. Can you talk about the drivers there? Is it about the U.S. strategy shift? How should we think about the gross profit margin going forward, or maybe just for this fiscal year?

Michael Wang

Yes. I will break that down into two parts. On one hand, U.S. revenue and its corresponding gross margin have continued to increase. So from that point of view our strategy, our execution are still on track.

Relative to the peak of the gross margin like you mentioned, a couple of quarters back, 19.5% seems to be lower than before. That is mainly because last quarter was the beginning of our ODM (phon) relationship with a European brand and because this is a new customer of ours, as you can imagine there is a great deal of initial learning involved and in picking up any large accounts with ODM relationships there will be some inefficiency early on and then over time as we do more and more of the same work efficiency certainly should increase, both from the labor side as well as from supply chain price negotiation and the leverage point of view.

So I would say that is a key contributor to the—relatively speaking, like you pointed out, lower gross margin from the peak quarter a couple of quarters back. But relative to the same quarter last year, we still saw increasing gross margin. That was indeed driven by the cannabis/U.S. revenue with a higher margin. Bo?

Bo Pei

Got it. My last question is about our accounts receivable. Now with the strategy shift in the U.S., when should we expect to see improvement in the accounts receivable line on the balance sheet? Related to that, also the cash flow statement, when should we see some improvement in the operating cash flow activities?

Michael Wang

This is the much bigger question that you ask. I think I’ll break that into two parts.

I will actually answer your second part of the question first, as far as the cash flow. Cash flow, we are striving to turn cash flow positive by not the current quarter, by the March quarter. That, of course, is a result of not only A/R improvement, but more importantly by then we strongly believe our global nicotine business will start a normal cycle and we’ll get into a more normalized operation. Right now, we are still in the early phase of our global nicotine initiative. As you know, any time you attack a new market, you enter a new channel, there is rather heavy lifting before everything gets into a normal flow. That’s why we strongly believe with our strategy and execution we’ll turn cash flow positive the March quarter.

Now, back to the A/R side. As you saw, A/R actually increased only about $4 million this recent quarter versus the quarter before, so with the total revenue of $39.5 million and A/R increasing only by $4 million, it’s an indication that on one hand our U.S. strategy is having effect. On the other hand, it’s also a reflection that the team has worked diligently on a broad base in collecting A/R, reinforcing the payment agreements we have with customers.

So, we think that progress on the A/R side will continue this quarter and all the way into the next quarter as well.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

From an A/R point of view, I think the rapid increase has slowed and now we are hoping to get into a healthy cadence. Bo?

Bo Pei

Thank you, Michael. That’s all my questions.

Operator

As a reminder, if you would like to ask a question, please press star, then one to be joined into the question queue.

This concludes our question-and-answer session. I would like to turn the conference back over to Michael for any closing remarks.

Michael Wang

Thank you. Once again, I want to thank you all for your time today. We look forward to the next call. Meanwhile, if you have any questions, please feel free to reach out. Thanks again. Operator?

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com